Exhibit 10.7

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”) is between Thomas L. Strickland (“I”, “me” or “my”) and United HealthCare Services, Inc. (“Employer”). Employer and I agree:

1. Termination. My employment with Employer terminated on January 21, 2009 (the “Resignation Date.”)

2. Vesting and Extension of Stock Appreciation Rights and Restricted Stock Awards. Employer agrees that, notwithstanding anything to the contrary in the applicable award documents, simultaneously with my departure on the Resignation Date, my Stock Appreciation Rights Award granted on June 5, 2008, covering 203,642 shares of UnitedHealth Group Incorporated common stock, and my Stock Appreciation Rights Award granted on May 28, 2007, covering 175,000 shares of UnitedHealth Group Incorporated common stock, shall be fully vested and exercisable and shall remain exercisable until the original Expiration Date set forth in the corresponding award document.

In addition, Employer agrees that, notwithstanding anything to the contrary in the applicable award documents, the equity awards listed below that are not already vested shall be fully vested, and the restrictions as to transferability shall lapse, simultaneously with my departure on the Resignation Date:

•	Restricted Stock Award granted on May 28, 2007 covering 50,000 shares of UnitedHealth Group Incorporated common stock;

•	Restricted Stock Award granted on February 19, 2008 covering 65,000 shares of UnitedHealth Group Incorporated common stock;

•	Restricted Stock Unit Award granted on June 5, 2008 covering 36,452 shares of UnitedHealth Group Incorporated common stock

Except as otherwise expressly provided in this Section 2, the Stock Appreciation Rights Awards, Restricted Stock Awards, and Restricted Stock Unit Award referred to above shall remain subject to their respective terms and conditions.

3. Release. In return for the consideration set forth above in Section 2, I release the following parties from all claims I may have, known or unknown, against them:

•	Employer;

•	Employer’s parent, subsidiary and affiliated companies;

•	Employer’s predecessors; and

•	All of the above companies’ agents, directors, officers, employees, representatives, shareholders, successors and assigns, past and present.

My release of claims includes all claims related to my employment with Employer or the termination of my employment. For example, my release includes claims based on:

•

Any federal statute, including: the False Claims Act (including any right to share in any recovery by the United States government); Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1866; the Civil Rights Act of 1874; the Age Discrimination in Employment Act (ADEA); the Equal Pay Act; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974; and the National Labor Relations Act;

•	Any state statute, including discrimination and whistleblower statutes;

•	Any ordinance;

•	Any express or implied contract or agreement, whether in writing or oral, including the Employment Agreement dated May 28, 2007 as amended effective December 31, 2008 between Employer and me;

•	Any tort, such as defamation, misrepresentation, infliction of emotional distress, or fraud;

•	Negligence; or

•	Any other legal theory.

My release also waives my right to begin or continue any complaint under Employer’s Internal Dispute Resolution (IDR) policy.

My release does not: (i) affect my right to obtain any vested and nonforfeitable balance in my accounts under any retirement plan; (ii) preclude me from exercising any conversion or continuation coverage rights I may have under Employer’s welfare benefit plans; or (iii) waive my right to file an administrative charge with or participate in an administrative proceeding conducted by any governmental agency concerning my employment, although my release does waive my right to receive any individual remedy, including monetary damages, in connection with any charge.

4. Cooperation and Assistance. I agree that I will cooperate (i) with Employer and its affiliates in the defense of any legal claim involving any matter that arose during my employment with Employer, and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding concerning Employer or its affiliates. Employer will reimburse me for any reasonable travel and out-of-pocket expenses incurred by me in providing such cooperation.

5. Section 5 of Employment Agreement. Section 5 of my Employment Agreement, “Property Rights, Confidentiality, Non-Disparagement, and Restrictive Covenants,” continues in full force and effect and nothing in this Agreement is intended to or does supersede the terms in that Section 5. I reaffirm that I have complied with my obligations under that Section and following the Resignation Date I will continue to comply with that Section in accordance with its terms. Further, Employer agrees that any rights that I may have to coverage under Employer’s directors and officers liability insurance policies or under the indemnification provisions of Employer’s bylaws, in each case as in existence as of the Resignation Date and as they relate to matters arising during the course of my employment, shall be unaffected by this Agreement or the termination of my employment.

6. Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights. Except as set forth in Section 2, nothing in this Agreement is intended to or does supersede or otherwise affect the terms of any agreement or certificate relating to an award of stock options, restricted stock, restricted stock units or stock appreciation rights. My rights and obligations under any such agreement or certificate, including but not limited to any Restrictive Covenants, remain in full force and effect according to their terms.

7. Reference. I agree that, in accordance with Employer’s policy, I will direct all inquiries regarding my employment, including those from prospective employers, to Employer’s third-party employment verification service. I understand that such service will provide only limited information such as dates of employment and last job held. I understand that I can obtain more information about this service from HRdirect.

8. Confidentiality of Agreement. I will keep this Agreement confidential and will not disclose its terms to anyone except my spouse, legal counsel, or tax advisor, and as required by law.

9. Judicial Modification and Severability. If any of this Agreement’s provisions is determined to be unenforceable, I agree that such provision should be modified so that it is enforceable or, if modification is not possible, that it should be severed, and the enforceability of the remaining provisions will not be affected by such modification or severance.

10. Period to Consider Signing Agreement. I have 21 days to consider whether to sign this Agreement.

11. Revocation Period. I may revoke this Agreement up to 15 days after I sign it. To be effective, my revocation must be: (i) in writing; (ii) sent to my manager or HRdirect; and (iii) sent within the 15-day period in a manner that provides proof it was sent (e.g., postmarked within the 15-day period).

12. Consulting an Attorney. I understand that Employer has advised me to consult with an attorney prior to signing this Agreement, but that any legal consultation is at my own expense. I affirm that I have had adequate opportunity to consult with an attorney, I have read and understand this Agreement, and I am voluntarily signing this Agreement.

13. Internal Revenue Code Section 409A. To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A of the Internal Revenue Code of 1986 and its accompanying regulations (“Section 409A”). This Agreement shall be construed in a manner to give effect to such intention. In no event whatsoever shall UnitedHealth Group or any of its affiliates be liable for any tax, interest or penalties that may be imposed on Executive under Section 409A. Neither UnitedHealth Group nor any of its affiliates have any obligation to indemnify or otherwise hold Executive harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto.

14. Governing Law. This Agreement is governed by Minnesota law without regard to its conflict of law principles.

15. Entire Agreement. This Agreement and any other documents referenced in it are the entire agreement between Employer and me regarding my employment termination. I agree that this Agreement may only be changed by a written amendment signed by both Employer and me. Any changes to this Agreement after it was first presented to me, whether material or immaterial, do not restart the decision period described in the Section entitled “Period to Consider Signing Agreement.”

1-21-09		/s/ Thomas L. Strickland
Date		Employee Signature
Employee ID #
NOTE: Do not sign before your termination date

UNITED HEALTHCARE SERVICES, INC.

1-21-09		/s/ Christopher J. Walsh
Date	By:	Christopher J. Walsh
	Title:	Senior Vice President